Exhibit (n)(5)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of AG Twin Brook Capital Income Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America, the consolidated statement of assets and liabilities, including the consolidated schedule of investments, of AGTB Private BDC and its subsidiaries (the “Company”) as of December 31, 2022, and the related consolidated statements of operations, of changes in net assets and of cash flows for the period from January 27, 2022 (Inception) to December 31, 2022, and in our report dated March 16, 2023, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the Senior Securities table of AGTB Private BDC and its subsidiaries as of December 31, 2022, appearing on page 86 of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP
New York, New York
September 22, 2023